UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 30, 2009

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Kansas City Southern ("KCS") is furnishing this information under Item 8.01 of this Current Report on Form 8-K. On March 30, 2009, Kansas City Southern de Mexico, S.A. de C.V. ("KCSM"), a wholly-owned subsidiary of KCS, completed the sale of $200 million principal amount of its 12½% senior unsecured notes due 2016 (the "Notes") in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended. In connection with the sale of the Notes, KCSM has agreed to use its reasonable best efforts to file and have declared effective within 360 days a registration statement with respect to a registered offer to exchange the Notes for registered notes having terms identical in all material respects to the Notes.

KCSM received net proceeds of approximately $185.0 million from the sale of the Notes and used a portion of the proceeds to repay all amounts outstanding under its Credit Agreement dated as of June 14, 2007. Upon repayment of the outstanding amounts, KCSM terminated the Credit Agreement, effective March 30, 2009. KCSM intends to use the remaining proceeds from the sale of the Notes for general corporate purposes.

This information contained in this Current Report is not an offer to sell the Notes. The Notes have not been registered under the Securities Act, and the foregoing may not be offered or sold in the United States absent registration or the availability of an applicable exemption from registration

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

April 3, 2009	By:	/s/ Paul J. Weyandt

Name: Paul J. Weyandt
Title: Senior Vice President-Finance and Treasurer